Exhibit 3.3

SUPERVISORY BOARD RULES

CUREVAC N.V.

INTRODUCTION

Article	1

1.1	These rules govern the organisation, decision-making and other internal matters of the Supervisory Board. In performing their duties, the Supervisory Directors shall comply with these rules.

1.2	These rules shall be posted on the Website.

DEFINITIONS AND INTERPRETATION

Article	2

2.1	In these rules the following definitions shall apply:

20% Shareholder Nominee	Any Supervisory Director who has been appointed pursuant to a binding nomination made by a Nomination Concert.
Affiliate	An Affiliate (Aangeslotene) as defined in the Articles of Association.
Article	An article of these rules.
Articles of Association	The Company's articles of association.
Audit Committee	The Company's audit committee.
CEO	The Company's chief executive officer.
Chairman	The chairman of the Supervisory Board.
Change of Control	A Change of Control (Wijziging van Zeggenschap) as defined in the Articles of Association.
Committee	The Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee (excluding, for the avoidance of doubt, the Special Committee).
Committee Charter	The charter of the relevant Committee.
Company	CureVac N.V.
Company Secretary	The Company's company secretary.
Compensation Committee	The Company's compensation committee.
Conflict of Interests	A direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it.

CureVac AG	CureVac AG, registered with the Commercial Register of the Local Court in Stuttgart under HRB 754041, or its legal successors.
dievini	dievini Hopp BioTech holding GmbH & Co. KG, registered with the Commercial Register of the Local Court in Mannheim under HRA 700792, or its legal successors or permitted assigns under the SHA.
dievini Nominee	Any Supervisory Director who has been appointed pursuant to a binding nomination made by dievini.
Diversity Policy	The Company's diversity policy.
External Auditor	The auditor or audit firm within the meaning of Section 2:393 of the Dutch Civil Code, engaged to audit the Company's annual accounts and management report, or the Company's independent outside audit firm for purposes of U.S. laws and regulation (including applicable NASDAQ and/or SEC requirements), as the context may require.
Family Member	A Supervisory Director's spouse, registered partner or other life companion, foster child or any relative or in-law up to the second degree.
General Meeting	The Company's general meeting.
KfW	KfW, a public law institution (Anstalt des öffentlichen Rechts) under German law, having its seat in Frankfurt am Main, Germany, or its legal successors or permitted assigns under the SHA.
KfW Nominee	The Supervisory Director who has been appointed pursuant to a binding nomination made by KfW.
Initial Approval Period	The Initial Approval Period (Initiële Goedkeuringsperiode) as defined in the Articles of Association.
Initial Nomination Period	The Initial Nomination Period (Initiële Nominatieperiode) as defined in the Articles of Association.
Initial Period	The Initial Period (Initiële Periode) as defined in the Articles of Association.
Internal Controls	The Company's internal risk management and control systems, including its disclosure controls and procedures and internal control over financial reporting.
Management Board	The Company's management board.
Managing Director	A member of the Management Board.
NASDAQ	The NASDAQ Stock Market.

Nomination and Corporate Governance Committee	The Company's nomination and corporate governance committee.
Nomination Concert	A Nomination Concert (Nominatie Groep) as defined in the Articles of Association.
Profile	The Company's profile for the size, composition and independence of the Supervisory Board.
Protective Foundation	A foundation under Dutch law whose objective it would be to promote and protect the interests of the Company, the business connected with it and its stakeholders from time to time, and repressing possible influences which could threaten the strategy, continuity, independence and/or identity of the Company or the business connected with it to such an extent that this could be considered to be damaging to the aforementioned interests.
SEC	The United States Securities and Exchange Commission.
SHA	The Shareholders' Agreement originally entered into between KfW, dievini and Mr. Dietmar Hopp and dated the sixteenth day of June two thousand and twenty, as amended from time to time.
Simple Majority	More than half of the votes cast.
Special Committee	A special committee of the Supervisory Board established under and in accordance with these rules and the Articles of Association for the purpose of approval of certain capital measures.
Subsidiary	A subsidiary within the meaning of Section 2:24a DCC.
Supervisory Board	The Company's supervisory board.
Supervisory Board Meeting	A meeting of the Supervisory Board.
Supervisory Director	A member of the Supervisory Board.
Vice-Chairman	The vice-chairman of the Supervisory Board.
Website	The Company's website.
2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

COMPOSITION

Article	3

3.1	The Supervisory Board consists of up to eight Supervisory Directors.

3.2	The size, composition and independence of the Supervisory Board shall be determined taking into consideration the principles laid down in the Diversity Policy and the Profile, each of which shall be adopted by the Supervisory Board taking into account the nature of the Company's business and the tasks, duties and competences of the Supervisory Board.

3.3	The Supervisory Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association, these rules and applicable law always observing the nomination and designation rights set out in the Articles of Association.

3.4	A person may be appointed as Supervisory Director for a maximum of two consecutive terms of up to four years each and, subsequently, for a maximum of two consecutive terms of up to two years each.

3.5	The Supervisory Board shall elect a Supervisory Director to be the Chairman and another Supervisory Director to be the Vice-Chairman. The Supervisory Board may dismiss the Chairman or the Vice-Chairman, provided that the Supervisory Director so dismissed shall subsequently continue his term of office as a Supervisory Director without having the title of Chairman or Vice-Chairman, as the case may be.

3.6	A Supervisory Director shall promptly resign:

a.	in the event of inadequate performance, structural incompatibility of interests on the part of such Supervisory Director, and in other instances where early retirement of such Supervisory Director is considered necessary by the Supervisory Board;

b.	in respect of all dievini Nominees, upon expiry of the Initial Nomination Period for dievini;

c.	in respect of the KfW Nominee, upon expiry of the Initial Nomination Period for KfW; or

d.	in respect of a 20% Shareholder Nominee, upon:

i.	the shareholder(s) on the basis of whose nomination such 20% Shareholder Nominee was appointed no longer constituting a Nomination Concert; or

ii.	such 20% Shareholder Nominee no longer being independent from the relevant Nomination Concert and/or the Company under the standards applicable to the Company under the Dutch Corporate Governance Code and United States securities laws and stock exchange rules.

In addition and without prejudice to the previous provisions of this Article 3.6, if at any time during the Initial Nomination Period for dievini, dievini is entitled to nominate less Supervisory Directors pursuant to its nomination rights under the Articles of Association than the number of dievini Nominees in office at that time, the excess number of dievini Nominee(s) shall promptly resign. In such instance, the Supervisory Board shall select the dievini Nominee(s) who must resign if the dievini Nominees, amongst themselves, do not reach agreement promptly as to who should resign (and the dievini Nominees shall, in such case, be deemed to have a Conflict of Interests in such decision).

3.7	The Supervisory Board shall ensure that:

a.	the Company has a sound plan in place for the succession of Managing Directors and Supervisory Directors which is aimed at retaining the appropriate balance in the requisite expertise, experience and diversity on the Management Board and the Supervisory Board; and

b.	a retirement schedule is prepared in order to avoid, as much as possible and practicable, Supervisory Directors retiring simultaneously.

3.8	A Supervisory Director shall notify the Supervisory Board in advance of any other position he wishes to pursue.

DUTIES AND ORGANISATION

Article	4

4.1	The Supervisory Board is charged with the supervision of the policy of the Management Board and the general course of affairs of the Company and of the business connected with it. The Supervisory Board shall provide the Management Board with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it. In doing so, the Supervisory Board shall focus on long-term value creation for the Company and its business and take into account the relevant stakeholder interests.

4.2	At least twice per calendar year, as part of the Company's strategy, the Management Board shall discuss the Company's long-term strategy with the Supervisory Board in particular with regard to business operations and/or the management of the Company or its Subsidiaries, including but not limited to (i) taking up new lines of business, (ii) the termination or significant limitation of existing business lines and (iii) any significant transactions between the Company on the one hand and a shareholder or a shareholder's Affiliate on the other hand, which require the approval of the Supervisory Board. As part of those discussions, the Management Board and the Supervisory Board shall consider whether it would be in the best interests of the Company and its business to cause the incorporation of a Protective Foundation and to grant a customary right to subscribe for preferred shares in the Company's capital to such Protective Foundation (which right would in any event not be exercisable until after the expiration of the later of (i) the Initial Period or (ii) the Initial Approval Period).

4.3	The Supervisory Board may obtain information from officers and external advisers of the Company in order to perform their duties, and the Company shall facilitate this.

4.4	All Supervisory Directors shall follow an induction programme geared to their role, covering general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company and its business, the Company's corporate culture, the Company's relationship with employees and the responsibilities of a Supervisory Director under applicable law.

4.5	The tasks and duties of the Supervisory Board include the supervision of the following matters:

a.	the Company's strategy, the implementation thereof and the principal risks associated with it;

b.	the review by the Management Board of the effectiveness of the design and operation of the Internal Controls, including:

i.	identified material weaknesses or significant deficiencies in the Internal Controls; and

ii.	material changes made to, and any material improvements planned for, the Internal Controls;

c.	the functioning of, and the developments in, the relationship with the External Auditor;

d.	the establishment and implementation of the internal procedures by the Management Board;

e.	the Company's corporate culture and values;

f.	the amount, level and structure of compensation packages through review of proposals, reports and recommendations of the Compensation Committee

g.	the findings and observations of the Management Board relating to the effectiveness of, and compliance with, the Company's internal policies, including its code of business conduct and ethics;

h.	monitoring the operation of the Company's procedure for reporting actual or suspected misconduct or irregularities, the initiation of appropriate and independent investigations into signs of misconduct or irregularities, and, if an instance of misconduct or an irregularity has been discovered, adequate follow-up of recommendations for remedial actions;

i.	the Company's relations with shareholders; and

j.	deciding on matters proposed or recommended by the Committees pursuant to their respective Committee Charters.

4.6	At least annually, the Supervisory Board shall evaluate - outside the presence of the Managing Directors - its own functioning, the functioning of the Management Board, the functioning of the Committees and the functioning of the individual Managing Directors and Supervisory Directors, shall discuss the conclusions of such evaluations, and shall identify aspects where the Supervisory Directors require further training or education. During such evaluation, Supervisory Directors should be able to express their views confidentially. When performing their evaluations, the Supervisory Directors shall at least consider:

a.	the mutual interaction among the Management Board and the Supervisory Board;

b.	the mutual interaction among the Supervisory Directors;

c.	lessons learned from recent events; and

d.	the desired profile, composition, competency and expertise of the Supervisory Board.

4.7	Each Supervisory Director must treat all information and documentation obtained in connection with his position as Supervisory Director with the utmost discretion, integrity and confidentiality.

CHAIRMAN, VICE-CHAIRMAN AND COMPANY SECRETARY

Article	5

5.1	The Chairman, in regular consultation with the CEO, shall ensure that:

a.	the Supervisory Board has proper contact with the Management Board, the Company's employee representatives (if any) and the General Meeting;

b.	the Supervisory Board elects a Vice-Chairman;

c.	there is sufficient time for deliberation and decision-making by the Supervisory Board;

d.	the Supervisory Directors receive all information that is necessary for the proper performance of their duties in a timely fashion;

e.	the Supervisory Board and the Committees function properly;

f.	the functioning of individual Managing Directors and Supervisory Directors is reviewed at least annually;

g.	the Supervisory Directors and Managing Directors follow their induction programme, as well as their education or training programme (if and when relevant);

h.	the Management Board performs activities in respect of corporate culture;

i.	the Supervisory Board is responsive to signs of misconduct or irregularities from the Company's business and ensures that any material misconduct and irregularities, or suspicions thereof, are reported to the Supervisory Board without delay;

j.	the General Meeting proceeds in an orderly and efficient manner;

k.	effective communication with the Company's shareholders is assured; and

l.	the Supervisory Board shall be involved closely, and at an early stage, in any acquisition, merger or takeover process involving the Company.

5.2	If the Chairman is absent or incapacitated, he may be replaced temporarily by the Vice-Chairman.

5.3	The Chairman shall act on behalf of the Supervisory Board as the primary contact for Managing Directors, Supervisory Directors and shareholders regarding the functioning of Managing Directors and Supervisory Directors, except for the Chairman himself. The Vice-Chairman shall fulfil such role regarding the functioning of the Chairman.

5.4	The Chairman shall consult regularly with the CEO.

5.5	The Supervisory Board may be supported by the Company Secretary. The Company Secretary may be appointed and dismissed by the Management Board, subject to the prior approval of the Supervisory Board.

DECISION-MAKING

Article	6

6.1	The Supervisory Board shall meet as often as any Supervisory Director deems necessary or appropriate, but no less than annually and as a rule at least once per calendar quarter.

6.2	Supervisory Directors are expected to attend Supervisory Board Meetings and the meetings of the Committees of which they are members. If a Supervisory Director is frequently absent at such meetings, he shall be held accountable by the Supervisory Board.

6.3	A Supervisory Board Meeting may be convened by, or at the request of, any Supervisory Director by means of a written notice sent to all Supervisory Directors. Notice of a Supervisory Board Meeting shall include the date, time, place and agenda for that Supervisory Board Meeting. Supervisory Board Meetings can be held through audio-communication facilities. Supervisory Directors attending the Supervisory Board Meeting through audio communication are considered present at the Supervisory Board Meeting.

6.4	All Supervisory Directors shall be given reasonable notice of at least five days for all Supervisory Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it.

6.5	If a Supervisory Board Meeting has not been duly convened, resolutions may nevertheless be passed at that Supervisory Board Meeting if all Supervisory Directors not present or represented at that Supervisory Board Meeting have waived compliance with the convening formalities in writing.

6.6	The Supervisory Director convening a Supervisory Board Meeting shall set the agenda for that Supervisory Board Meeting. Other Supervisory Directors may submit agenda items to the Supervisory Director convening the Supervisory Board Meeting.

6.7	All Supervisory Board Meetings shall be chaired by the Chairman or, in his absence, by the Vice-Chairman or, in his absence, by another Supervisory Director designated by the Supervisory Directors present at the relevant Supervisory Board Meeting. The chairman of the Supervisory Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Supervisory Board Meeting. The secretary does not necessarily need to be a Supervisory Director.

6.8	Minutes of the proceedings at a Supervisory Board Meeting shall be sufficient evidence thereof and of the observance (or waiver) of all necessary formalities, provided that such minutes are certified by a Supervisory Director. Resolutions of a Supervisory Board Meeting can also be evidenced by a statement signed by the chairman and the secretary of that Supervisory Board Meeting.

6.9	Without prejudice to Article 6.14, each Supervisory Director may cast one vote in the decision-making of the Supervisory Board. Invalid votes, blank votes and abstentions shall not be counted as votes cast.

6.10	A Supervisory Director can be represented by another Supervisory Director holding a written proxy for the purpose of the deliberations and the decision-making of the Supervisory Board.

6.11	Resolutions of the Supervisory Board shall be passed, irrespective of whether this occurs at a Supervisory Board Meeting or otherwise, by Simple Majority, unless these rules provide differently.

6.12	A resolution of the Supervisory Board to approve a resolution of the Management Board to exclude or limit pre-emption rights (except in connection with the ordinary operation of the Company's equity incentive plans) or to implement an issuance of shares in the Company's capital against non-cash contribution (under article 7.2 paragraph b. of the Articles of Association) shall require the approval of the Special Committee with the affirmative vote of (i) during the Initial Nomination Period for dievini, the dievini Nominee who is a member of the Special Committee and (ii) during the Initial Nomination Period for KfW, the KfW Nominee. In this respect, the Supervisory Board shall sufficiently in advance involve the Special Committee in the deliberations and decision-making concerning the matters referred to in the previous sentence.

6.13	The following resolutions of the Supervisory Board shall require the affirmative vote of (i) during the Initial Nomination Period for dievini, at least one dievini Nominee and (ii) during the Initial Nomination Period for KfW, the KfW Nominee:

a.	amendments of or supplements to these rules and allowing temporary deviations from these rules;

b.	issuance of shares in case the Supervisory Board is authorised by the General Meeting for this purpose in accordance with Article 6.1 of the Articles of Association or needs to approve a resolution to issue shares by the Management Board;

c.	the determination of whether a Change of Control has occurred;

d.	the determination of whether the Initial Period has expired;

e.	the determination of whether an Initial Nomination Period has expired;

f.	the determination of whether the Initial Approval Period has expired; and

g.	during the Initial Approval Period, the approval of a resolution of the Management Board concerning:

i.	any proposal to the General Meeting of any amendment to the text or purport of articles 18.9, 18.11, 21.2, 22.1 through 22.5 and/or 22.8 of the Articles of Association, or the definitions used in those articles;

ii.	any amendment to the text or purport of the internal rules of the Management Board;

iii.	any of the matters described in article 18.11 of the Articles of Association and make decisions on materiality under Article 18.11 paragraphs b, c and d of the Articles of Association.

6.14	Resolutions of the Supervisory Board on any of the matters described in Article 18.9(e) of the Articles of Association shall not be taken, during the Initial Approval Period, if collectively, (i) at least one dievini Nominee and (ii) the KfW Nominee vote against a matter as aforementioned.

6.15	Where there is a tie in any vote of the Supervisory Board, the Chairman shall have a casting vote, provided that there are at least three Supervisory Directors in office. Otherwise, the relevant resolution shall not have been passed.

6.16	Resolutions of the Supervisory Board may, instead of at a Supervisory Board Meeting, be passed in writing, provided that all Supervisory Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 6.9 through 6.15 apply mutatis mutandis.

6.17	The Supervisory Board may require that officers and external advisers attend Supervisory Board Meetings. In particular, the Supervisory Board shall request the External Auditor to attend the Supervisory Board Meeting where the External Auditor's audit report regarding the Company's financial statements is discussed.

6.18	If and when dievini, KfW or a Nomination Concert nominates an individual for appointment as a Supervisory Director in accordance with the Articles of Association, such individual shall, upon request of the relevant nominator, have the right to attend any meeting of the Supervisory Board and any of its Committee meetings, where applicable, as an observer without voting rights until such individual has been appointed as member of the Supervisory Board, provided that such individual agrees with the Company to be bound by customary confidentiality with respect to any information received by that individual as an observer.

6.19	If, for whatever reason, there is no dievini Nominee and/or no KfW Nominee in office at the Supervisory Board or as member of the Special Committee, as the case may be, during the Initial Nomination Period for dievini or KfW, as relevant, and a decision needs to be taken with respect to any matter referred to in Articles 6.12 and 6.13, then the Supervisory Board shall request dievini or KfW, as applicable, to designate a temporary replacement under article 21.4 of the Articles of Association and, if such temporary replacement is not designated within a period of four weeks, shall, as soon as reasonably practicable, convene a General Meeting and submit such matter to the General Meeting for the decision. In case a temporary replacement is designated by dievini or KfW, as applicable, in accordance with the first full sentence of this Article 6.18 and article 21.4 of the Articles of Association, such person will for the purpose of Articles 6.12 and 6.13 be deemed to be the dievini Nominee or KfW Nominee, as applicable.

CONFLICT OF INTERESTS

Article	7

7.1	A Supervisory Director shall promptly report any actual or potential Conflict of Interests in a transaction that is of material significance to the Company and/or such Supervisory Director to the other Supervisory Directors, providing all relevant information relating to such transaction, including the involvement of any Family Member.

7.2	The determination whether a Supervisory Director has a Conflict of Interests shall primarily be the responsibility of that Supervisory Director. However, in case of debate, that determination shall be made by the Supervisory Board without the Supervisory Director concerned being present.

7.3	A Supervisory Director shall not participate in the deliberations and decision-making of the Supervisory Board on a matter in relation to which he has a Conflict of Interests. If, as a result thereof, no resolution can be passed by the Supervisory Board, the resolution may nevertheless be passed by the Supervisory Board as if none of the Supervisory Directors has a Conflict of Interests.

7.4	Transactions in respect of which a Supervisory Director has a Conflict of Interests shall be agreed on arms' length terms. Any such transactions where the Conflict of Interests is of material significance to the Company and/or to the Supervisory Director concerned shall be subject to the approval of the Supervisory Board.

7.5	In order to avoid potential Conflicts of Interests, or the appearance thereof, Supervisory Directors shall not:

a.	enter into competition with the Company;

b.	demand or accept substantial gifts from the Company for themselves or for their respective Family Members;

c.	provide unjustified advantages to third parties to the detriment of the Company;

d.	take advantage of business opportunities to which the Company would be entitled for themselves or for their respective Family Members.

7.6	The Company shall not grant its Supervisory Directors or their respective Family Members any personal loans, guarantees or similar financial arrangements.

7.7	The Supervisory Board shall deal with any actual or potential Conflict of Interest in a transaction that is of material significance to the Company and/or a Managing Director in accordance with the provisions included in the Management Board Rules.

OWNERSHIP OF AND TRADING IN FINANCIAL INSTRUMENTS

Article	8

8.1	The Supervisory Directors shall be subject to the Company's insider trading policy. In addition, each Supervisory Director shall practice great reticence:

a.	when trading in shares or other financial instruments issued by another listed company, if this could reasonably create the appearance of such Supervisory Director violating applicable insider trading and/or market manipulation prohibitions; and

b.	when trading in shares or other financial instruments issued by another listed company which is a direct competitor of the Company.

8.2	Any shares in the Company's capital held by a Supervisory Director are expected to be long-term investments.

COMMITTEES

Article	9

9.1	The Supervisory Board has established the Audit Committee, the Compensation Committee and the Nomination and the Corporate Governance Committee and the Special Committee and may establish such other committees as deemed necessary or appropriate by the Supervisory Board.

9.2	The Special Committee shall be established for the purposes described in these rules, inter alia, to approve certain capital measures. The Special Committee consists of:

a.	during the Initial Nomination Period for dievini, one dievini Nominee (selected by the Supervisory Board in case there is more than one dievini Nominee);

b.	during the Initial Nomination Period for KfW, the KfW Nominee; and

c.	as long as the Supervisory Board comprises at least one 20% Shareholder Nominee, one 20% Shareholder Nominee (selected by the Supervisory Board in case there is more than one 20% Shareholder Nominee).

9.3	Each Committee shall be subject to this Article 9 and its respective Committee Charter.

9.4	Unless the relevant Committee Charter provides differently, Article 6 applies mutatis mutandis to the decision-making of each Committee, provided that references to the Chairman should be interpreted as being references to the chairman of the relevant Committee.

9.5	The Supervisory Board shall regularly review and discuss the reports received from the respective Committees.

9.6	For the avoidance of doubt, Articles 9.3 through 9.5 do not apply to the Special Committee. The tasks, duties, organization and decision-making of the Special Committee is governed exclusively by these rules, to the extent they refer to the Special Committee.

AMENDMENTS AND DEVIATIONS

Article	10

Pursuant to a resolution to that effect, subject to Article 6.13, the Supervisory Board may amend or supplement these rules and allow temporary deviations from these rules, subject to ongoing compliance with NASDAQ requirements, SEC rules and applicable law generally.

GOVERNING LAW AND JURISDICTION

Article	11

These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.